Exhibit 99.1

CARTER’S ANNOUNCES RECEIPT OF THE REQUISITE CONSENTS AND EXTENDS
THE TENDER OFFER

Atlanta, GA – June 22, 2005 – Carter’s, Inc. announced the results to date of the previously announced cash tender offer and consent solicitation by its subsidiary, The William Carter Company (“TWCC”), for its outstanding 10.875% Senior Subordinated Notes due 2011 (CUSIP No. 146303AE2 and ISIN US146303AE25) (the “Notes”). As of 5:00 p.m., New York City time, on June 22, 2005 (the “Consent Payment Deadline”), which was the deadline for holders to tender their Notes in order to receive the consent payment in connection with the offer, tenders and consents had been received from holders of $113,425,000 million in aggregate principal amount of the Notes, representing approximately 99.7% of the outstanding Notes.

Accordingly, the requisite consents to adopt the proposed amendments to the indenture governing the Notes have been received. Adoption of the proposed amendments required the consent of holders of at least a majority of the aggregate principal amount of the outstanding Notes.  The proposed amendments, which will eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture, will become operative when the conditions to the tender offer described in the Offer to Purchase and Consent Solicitation Statement dated June 9, 2005 (the “Offer to Purchase”) have been satisfied or waived and the tendered Notes are accepted for payment by TWCC on the payment date, which is expected to occur on or about July14, 2005.

If the tendered Notes are accepted for payment by TWCC, holders of the Notes who delivered valid tenders by the Consent Payment Deadline will receive the total consideration as described in the Offer to Purchase. Holders who tender their Notes after the Consent Payment Deadline, but on or prior to the expiration date of the tender offer, will receive the tender offer consideration, which will consist of the total consideration less the consent payment of $30.00 per $1,000 principal amount of Notes.

The tender offer remains open until 9:00 a.m., New York City time, on July 14, 2005, which is extended from 9:00 a.m., New York City time, on July 8, 2005.  Accordingly, the total consideration and the tender offer consideration will be determined as of 2:00 p.m., New York City time, on June 29, 2005, which is 10 business days prior to the new expiration date.

Withdrawal rights with respect to tendered Notes expired as of 5:00 p.m., New York City time, on June 22, 2005.  Accordingly, holders may no longer withdraw any Notes previously or hereafter tendered, except as described in the Offer to Purchase. The tender offer is contingent on, among other things, the closing of the acquisition of OshKosh B’Gosh, Inc. and the closing of the required financing.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase, copies of which may be obtained from Global Bondholder Services Corporation, the information agent for the tender offer and consent solicitation, at (866) 470-3800 (US toll free) and (212) 430-3774 (collect). Banc of America Securities LLC is the exclusive dealer manager and solicitation agent for the tender offer and consent solicitation. Additional information concerning the tender offer and consent solicitation may be obtained by contacting Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (U.S. toll-free) or (704) 388-9217 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities.  The tender offer and consent solicitation are being made solely by the Offer to Purchase.

About Carter’s, Inc.

Carter’s is the nation’s largest branded marketer of children’s apparel for ages newborn to six years old.  The Carter’s brand is sold through over 4,000 department and national chain stores and through 181 Carter’s-operated retail stores.  Carter’s Child of Mine and Just One Year brands are available at Wal-Mart and Target, respectively. Carter’s is headquartered in Atlanta, Georgia.  See www.carters.com.

Certain statements contained in this release contain “forward-looking statements.” These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “look forward,” “may,” “planned,” “potential,” “should,” “will” and “would.” Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. TWCC’s actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: TWCC’s ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions, including factors which impact the retail market or TWCC’s ability to manufacture and deliver products, higher fuel and commodity prices, higher transportation costs, currency fluctuations and government regulation and other conditions in the various markets in which TWCC operates throughout the world; work stoppages, slowdowns or strikes, which may impact TWCC’s ability to manufacture or deliver product; the impact of competition on revenues, margins and other aspects of TWCC’s business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of TWCC’s consolidation programs or alter TWCC’s actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in TWCC’s public announcements and SEC filings. TWCC undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.